Exhibit 10.4

ANNTAYLOR STORES CORPORATION

SPECIAL SEVERANCE PLAN, AS AMENDED

AnnTaylor Stores Corporation, a Delaware corporation (the “Company”), hereby adopts the AnnTaylor Stores Corporation Special Severance Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated.

The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to certain employees of the Company in the event of a Qualifying Termination (as defined herein). The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, ss. 2510.3-2(b).

SECTION 1. DEFINITIONS. As hereinafter used:

1.1 “Affiliate” shall mean any corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Company.

1.2 “Annual Compensation” shall mean (i) the Severed Employee’s current rate of base salary (determined immediately prior to the Qualifying Termination and without regard to any decrease in such salary constituting Good Reason), plus (ii) the average of the Severed Employee’s annual bonuses earned in respect of the three full fiscal years (or the number of full years worked with the Company, if fewer than three) immediately preceding the year in which the Change in Control occurs or, if higher, in which the Qualifying Termination occurs.

1.3 “Board” shall mean the Board of Directors of the Company.

1.4 “Cause” shall mean, with respect to a termination of the Employee’s employment with the Company, (i) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company (other than by reason of physical or mental incapacity) or (ii) the conviction of the Employee for the commission of a felony involving moral turpitude.

1.5 “Change in Control” shall be deemed to have occurred if:

(I) any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (C) any corporation owned, directly or indirectly, by the stockholders of the Company (in substantially the same proportion as their ownership of shares), (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(II) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (I), (III) or (IV) of this Section 1.5) whose election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(III) there is consummated a merger or consolidation of the Company with any other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (I) above), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(IV) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

1.6 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.7 “Committee” shall mean the Compensation Committee of the Board.

1.8 “Company” shall mean AnnTaylor Stores Corporation, a Delaware corporation, or any successor thereto.

1.9 “Disability” shall mean a physical or mental condition causing the Employee to be unable to substantially perform his or her duties with the Company, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Company.

1.10 “Effective Date” shall mean January 1, 2000.

1.11 “Employee” shall mean any employee of the Company or any direct or indirect subsidiary of the Company who is a Level I, Level II, Level III or Level IV Employee.

1.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.13 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.14 “Good Reason” shall mean any of the following acts or omissions that take place on or after the occurrence of a Change in Control: (i) the material diminution in the Employee’s duties or authority; (ii) a change of the Employee’s place of employment by more than fifty (50) miles; or (iii) a reduction in the Employee’s salary or bonus opportunity; provided, however, that clause (i) above shall only be applicable to an Employee who is as a Level I or Level II Employee.

1.15 “Level I Employee” shall mean an Employee who has the title of (i) President of the AnnTaylor Stores, LOFT or AnnTaylor Factory divisions of the Company, or (ii) Executive Vice President of the Company or any direct or indirect subsidiary of the Company.

1.16 “Level II Employee” shall mean an Employee who has the title of Senior Vice President of the Company or any direct or indirect subsidiary of the Company.

1.17 “Level III Employee” shall mean an Employee who has the title of Vice President of the Company or any direct or indirect subsidiary of the Company.

1.18 “Level IV Employee” shall mean an Employee who is a Director-level employee of the Company or any direct or indirect subsidiary of the Company (including District Managers and Merchandising Managers).

1.19 “Person” shall mean any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

1.20 “Plan Administrator” shall mean the person or persons designated by the Committee or by the Board to administer the Plan.

1.21 “Potential Change in Control” shall be deemed to occur in the event that, after the Effective Date, the Company enters into an agreement, the consummation of which would result in a Change in Control or the Company, or any Person publicly announces an intention to take or to consider taking action which, if consummated, would constitute a Change in Control.

1.22 “Qualifying Termination” shall mean a termination of an Employee’s employment following a Change in Control and on or before such Employee’s Qualifying Termination Date, either (i) by the Company without Cause or (ii) by the Employee for Good Reason. Severance Benefits will not be paid in the event of termination of an

Employee’s employment by reason of retirement or death, by the Company for Cause or Disability or by the Employee without Good Reason. A termination of employment will not be deemed to have occurred upon (1) the transfer of the Employee to employment with an Affiliate of the Company if the Affiliate assumes the Company’s responsibilities under the Plan with respect to the Employee or (2) the divestiture of a business with which the Employee is primarily associated if the Employee is offered comparable employment by the successor company and such successor company assumes the Company’s responsibilities under the Plan with respect to such Employee.

1.23 “Qualifying Termination Date” shall mean the date occurring twenty-four (24) months following a Change in Control.

1.24 “Severance Benefits” shall mean the payments and benefits provided to Severed Employees pursuant to Section 2.1 and 2.2 hereof.

1.25 “Severance Date” shall mean the date on which an Employee incurs a Qualifying Termination.

1.26 “Severance Multiple” shall mean:

(a)	with respect to Level I Employees, two and one-half;

(b)	with respect to Level II employees, two;

(c)	with respect to Level III Employees, one and one-half; and

(d)	with respect to Level IV Employees, one.

1.27 “Severed Employee” shall mean an Employee who has incurred a Qualifying Termination.

Additional definitions are set forth within the Plan and shall have the meanings ascribed to them in the Plan.

SECTION 2. BENEFITS.

2.1 (a) Subject to Section 2.4 hereof and to subsections (b) and (c) of this Section 2.1, each Severed Employee shall be entitled to receive from the Company an amount equal to the product of (i) the Severed Employee’s Annual Compensation and (ii) the Severed Employee’s Severance Multiple (the “Severance Amount”). The Severance Amount shall be paid to such Severed Employee in a lump sum as soon as practicable following the first date on which the Release referred to in Section 2.4 hereof is no longer revocable, but in no event later than the last day of the “applicable 2 1/2 month period”, as such term in defined in Treasury Regulation § 1.409A-1(b)(4)(i)(A).

(b) Notwithstanding the foregoing, if a Change in Control under the Plan does not constitute a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” (within the meaning of Section 409A of the Code and applicable guidance issued thereunder), then in the case of a Severed Employee who is either (i) a participant in the AnnTaylor Stores Corporation Severance Plan or (ii) party to an individual agreement with the Company providing for non-Change in Control-related severance payments which are payable other than in a lump sum, the Severance Amount under this Plan shall be paid to the Severed Employee in substantially equal monthly installments over a number of years corresponding to the Severed Employee’s Severance Multiple.

(c) Notwithstanding the foregoing, to the extent required by Section 409A of the Code and applicable guidance issued thereunder, the payment of amounts under this Section 2.1 to a Severed Employee who is a “specified employee” (within the meaning of said Section 409A) shall not be made until the expiration of six (6) months following the Severed Employee’s Severance Date.

(d) The Severance Amount that a Severed Employee receives under this Plan shall not be taken into account for purposes of determining benefits under any other qualified or nonqualified plans of the Company.”

2.2 Subject to Section 2.4 hereof, commencing on the date immediately following the Severed Employee’s Severance Date and continuing for the period set forth below (the “Welfare Benefit Continuation Period”), the Company shall provide each Severed Employee and anyone entitled to claim under or through such Severed Employee with all Company-paid benefits under any group health plan and life insurance plan of the Company (as in effect immediately prior to the such Severed Employee’s Severance Date or, if more favorable to the Severed Employee, immediately prior to the Change in Control) for which employees of the Company and its subsidiaries are eligible, to the same extent as if such Severed Employee had continued to be an employee of the Company or any subsidiary thereof during the Welfare Benefit Continuation Period. To the extent that the Severed Employee’s participation in Company benefit plans is not practicable, the Company shall arrange to provide, at the Company’s sole expense, the Severed Employee and anyone entitled to claim under or through such Severed Employee with equivalent health and life insurance benefits under an alternative arrangement during the Welfare Benefit Continuation Period. The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the expiration of the Welfare Benefit Continuation Period. For purposes of this Section 2.2, the Welfare Benefit Continuation Period shall be the product of (a) the Severed Employee’s Severance Multiple and (b) twelve months. Notwithstanding the foregoing, to the extent required by Section 409A of the Code and applicable guidance issued thereunder, the provision of benefits under this Section 2.2 to a Severed Employee who is a “specified employee” (within the meaning of said Section 409A) shall not commence until the expiration of six (6) months following the Severed Employee’s Severance Date, at which time the Company shall provide such benefits in respect of such six-month period (including by way of reimbursement of expenses incurred by such Severed Employee during such period in respect of the provision of such benefits).

2.3 In the event of a claim by an Employee as to the amount or timing of any payment or benefit under the Plan, such Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within thirty (30) days after receipt of such written claim, send a written notification to the Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Employee may appeal the denial of his or her claim. In the event an Employee wishes to appeal the denial of his or her claim, he or she may request a review of such denial by making application in writing to the Plan Administrator within fifteen (15) days after receipt of such denial. Such Employee (or his or her duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her position. Within thirty (30) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than thirty (30) days after such receipt), the Plan Administrator shall notify the Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

2.4 No Employee shall be eligible to receive Severance Benefits under Section 2.1 or 2.2 above, unless, within forty-five (45) days following such Employee’s Severance Date, he or she first executes a Release (substantially in the form of Exhibit A hereto) in favor of the Company and others set forth on said Exhibit A, relating to all claims or liabilities of any kind relating to his or her employment with the Company or a subsidiary thereof and the termination of the Employee’s employment. In the event that a Severed Employee’s Severance Date occurs within fifty two (52) days before the end of a calendar year, the provision of Severance Benefits (other than continued life insurance benefits under Section 2.2) to such Severed Employee shall not commence until January 1 of the next calendar year.

2.5 The Company shall pay to each Employee all reasonable legal fees and expenses incurred by such Employee in seeking in good faith to obtain or enforce any right or benefit provided under this Plan (other than any such fees and expenses incurred in pursuing any claim determined to be frivolous by an arbitrator or by a court of competent jurisdiction).

2.6 (a) In the event that any payment or benefit received or to be received hereunder by a Severed Employee who is a Level I Employee or a Level II Employee (a “Severed Executive”) would be subject (in whole or in part) to the tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Company shall pay to the Severed Executive such additional amounts (the “Gross-Up Payment”) as may be necessary to place the Severed Executive in the same after-tax position in which he or she would have been had no portion of the Total Payments (as hereinafter defined) been subject to the Excise Tax. The Gross-Up Payment shall be paid as soon as practicable following determination of the Excise Tax (but in no event later than the end of the calendar year following the calendar year in which the Excise Tax is paid). For purposes of the Plan, “Total Payments” shall mean any payments made or benefits provided in connection with a Change in Control of the Company or the termination of the Severed Executive’s employment, whether such payments or benefits are received pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such person.

(b) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Severed Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to the reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Severed Executive to the extent that such repayment results in a reduction in Excise Tax and/or federal, state or income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence of which cannot be determined as the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Severed Executive with respect of such excess) at the time that the amount of such excess if finally determined. The Severed Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

SECTION 3. PLAN ADMINISTRATION.

3.1 The Plan shall be interpreted, administered and operated by the Plan Administrator, which shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to determine who shall be eligible for Severance Benefits, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan.

3.2 All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 2.3 hereof.

3.3 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.4 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 4. PLAN MODIFICATION OR TERMINATION.

The Plan may be amended or terminated by the Board at any time; provided, however, that (i) no termination or amendment of the Plan may reduce the Severance Benefits payable under the Plan to an Employee if the Employee’s termination of employment with the Company has occurred prior to such termination of the Plan or amendment of its provisions and (ii) during the pendency of a Potential Change in Control and following a Change in Control, the Plan may not be terminated and may not be amended without the consent of each affected Employee, if such amendment would be adverse to the interests of any Employee.

SECTION 5. GENERAL PROVISIONS.

5.1 Except as otherwise provided herein or by law, none of the payments, benefits or rights of any Employee shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Employee. No Employee shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under this Plan.

5.2 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

5.3 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

5.4 This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Employee, present and future, and any successor to the Company.

5.5 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

5.6 The Plan shall not be funded. No Employee shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

5.7 Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, its subsidiaries, the Plan Administrator and all other parties with respect thereto. If a Severed Employee dies prior to the payment of all benefits due such Severed Employee, such unpaid amounts shall be paid to the executor, personal representative or estate of such Employee.

5.8 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

5.9 This Plan shall be construed and enforced according to the laws of the State of Delaware, without giving effect to its principles of conflicts of law, to the extent not preempted by federal law, which shall otherwise control.

EXHIBIT A

RELEASE AGREEMENT

In consideration of the payments and benefits provided for in the annexed AnnTaylor Stores Corporation Special Severance Plan (the “Plan”), and the release from [insert employee’s name] (the “Employee”) set forth herein, AnnTaylor Stores Corporation (the “Company”) and the Employee agree to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement shall have the meanings assigned thereto in the Plan.

1. The Employee acknowledges and agrees that the Company is under no obligation to offer the Employee the payments and benefits set forth in the annexed Plan, unless the Employee consents to the terms of this Release Agreement within forty-five (45) days following the Employee’s severance date.

2. The Employee voluntarily, knowingly and willingly releases and forever discharges the Company and its Affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Employee. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with the Company or any its Affiliates, or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, each as amended, and any other federal, state or local law or judicial decision.

3. The Employee acknowledges and agrees that he/she shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2.

4. Nothing herein shall be deemed to release (i) any of the Employee’s rights under the Plan or (ii) any of the vested benefits that the Employee has accrued prior to the date this Release Agreement is executed by the Employee under the employee benefit plans and arrangements of the Company or any of its Affiliates.

5. In consideration of the Employee’s release set forth in paragraph 2, the Company knowingly and willingly releases and forever discharges the Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Company, provided, however, that nothing herein is intended to release any claim the Company may have against the Employee for any illegal conduct.

6. The Employee acknowledges that the Company has advised him/her to consult with an attorney of his/her choice prior to signing this Release Agreement. The Employee represents that, to the extent he/she desires, he/she has had the opportunity to review this Release Agreement with an attorney of his/her choice.

7. The Employee acknowledges that he/she has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty-five (45) days, although he/she may sign it sooner should he/she desire. The Employee further shall have seven additional days from the date of signing this Release Agreement to revoke his/her consent hereto by notifying, in writing, the General Counsel of the Company. This Release Agreement will not become effective until seven days after the date on which the Employee has signed it without revocation.

Dated:
[Employee Name]

ANNTAYLOR STORES CORPORATION

By:
Title: